Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-63912) on Form S-8 of Jack Henry & Associates, Inc. of our report dated June 28, 2016, relating to the financial statements and supplemental schedule of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2015.

/s/ CliftonLarsonAllen LLP
Minneapolis, Minnesota
June 28, 2016